Exhibit 99.1

Astra Announces Spacecraft Engine Contract with Airbus OneWeb Satellites

ALAMEDA, CA – August 29, 2022. Astra Space, Inc. (“Astra”) (Nasdaq: ASTR), a provider of space products and launch services to the global space industry, today announced that it has been selected by Airbus OneWeb Satellites, LLC (“AOS”) to supply the Astra Spacecraft Engine™ for integration into the portfolio of Arrow commercial small satellites manufactured by AOS.

Airbus OneWeb Satellites LLC is a joint venture between Airbus and OneWeb. AOS manufactures satellites for the OneWeb commercial constellation and Airbus customers in Merritt Island, Florida. AOS is producing satellites for Airbus U.S. Space & Defense, Inc., in support of U.S. government programs.

About Astra:
Astra’s mission is to Improve Life on Earth from Space® by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world, and one of the industry’s first flight-proven electric propulsion systems for satellites, Astra Spacecraft Engine™. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Media Contact:
Kati Dahm
media@astra.com

Investor Contact:
Andrew Hsiung

investors@astra.com